UNITED STATES
SECRUITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR EQUITY FUND

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.
1290 Broadway, Suite 1100
Denver, Colorado 80203

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required

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[ ]	Fee paid previously with preliminary materials.

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LIBERTY ALL-STAR® EQUITY FUND

IMPORTANT INFORMATION FOR SHAREHOLDERS

Dear Shareholder:

We recently mailed proxy materials to you for the upcoming Special Meeting of Shareholders that is scheduled for November 19, 2015. The materials describe the proposal and ask for your vote on this important matter.

Shareholders of the Fund are being asked to vote on a proposal to approve a new Portfolio Management Agreement among the Fund, ALPS Advisors, Inc. and Delaware Investments Fund Advisers, a series of Delaware Business Management Trust (“Delaware  Investments”).  The terms of the New Agreement with Delaware Investments are materially the same as the terms of the Old Agreement with Schneider Capital Management, Inc. (“Schneider”).  The fee rate for Delaware Investments under the New Agreement is the same as the fee rate for Schneider under the Old Agreement.  For more information about the proposal, please refer to the proxy statement which is available at www.all-starfunds.com.

Our records indicate that we have not received your vote.  Please vote as soon as possible so your fund can avoid additional costs associated with soliciting your vote either by mail or telephone solicitation.

The Board of Trustees recommends that you vote FOR the Proposal.

Voting is quick and easy.  Please vote now using one of these methods:

1. Vote By Internet

Please visit the website noted on the enclosed proxy voting card and follow the online instructions.

2. Vote by Mail

Please mail your signed proxy voting card(s) in the postage-paid envelope.

3. Vote by Touch-Tone Phone

Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

4. Speak With a Proxy Specialist

Please call 1-844-292-8014 to speak with a Proxy Specialist. Specialists are available Monday through Friday, 9:00 a.m. to 6:00 p.m. Eastern Time, and Saturday from 10:00 a.m. to 6:00 p.m. Eastern Time.

Your vote is very important and it’s easy to vote.  We hope you will take a few minutes to vote your shares.

As always, thank you for investing with Liberty All-Star Equity Fund.